EXHIBIT 99.1

Oritani Financial Corp. Announces 2nd Quarter Results and Dividend

TOWNSHIP OF WASHINGTON, N.J., Jan. 24, 2013 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank"), reported net income of $8.7 million, or $0.21 per basic (and $0.20 diluted) common share, for the three months ended December 31, 2012, and $18.0 million, or $0.43 per basic (and $0.42 diluted) common share, for the six months ended December 31, 2012. This compares to net income of $7.6 million, or $0.18 per basic and diluted common share, for the three months ended December 31, 2011, and $15.0 million, or $0.33 per basic (and $0.32 diluted) common share, for the six months ended December 31, 2011.

The Company also reported that its Board of Directors has declared a $0.15 quarterly cash dividend on the Company's common stock. The record date for the dividend will be February 8, 2013 and the payment date will be February 22, 2013.

"It has been another very successful quarter for Oritani. With an annualized ROA of 1.27% and an efficiency ratio of 38.1%, we continue to be one of the top performing banks in the country" said Kevin J. Lynch, the Company's Chairman, President and CEO. "However the economic landscape remains uncertain and we are very mindful of that fact. I have been pleased with our loan growth, especially given the high quality underwriting standards that we maintain." Mr. Lynch continued, "It is a transitional period here at Oritani, as our spread and margin began to contract this quarter. This event was inevitable given the current interest rate environment. However, we are still poised for net interest income expansion, primarily through additional loan originations, and ongoing solid results buoyed by our expense management."

Comparison of Operating Results for the Periods Ended December 31, 2012 and 2011

Net Income

Net income increased $1.1 million, or 14.7%, to $8.7 million for the quarter ended December 31, 2012, from $7.6 million for the corresponding 2011 quarter. Net income increased $3.0 million, or 20.0%, to $18.0 million for the six months ended December 31, 2012, from $15.0 million for the corresponding 2011 period. The primary cause of the increased income in the 2012 periods was increased net interest income and decreased provision for loan losses.

Total Interest Income

The components of interest income for the three months ended December 31, 2012 and 2011, changed as follows:

	Three Months Ended December 31				Increase / (decrease)
	2012		2011			Average
	$	Yield	$	Yield	$	Balance	Yield
	(dollars in thousands)
Interest on mortgage loans	$ 29,079	5.49%	$ 26,936	6.06%	$ 2,143	$ 339,318	-0.57%
Interest on securities HTM and dividends on FHLB stock	437	4.18%	281	3.30%	156	7,797	0.88%
Interest on securities AFS	58	1.94%	304	2.34%	(246)	(40,072)	-0.40%
Interest on MBS HTM	225	2.58%	226	2.55%	(1)	(619)	0.03%
Interest on MBS AFS	1,807	1.74%	2,776	1.87%	(969)	(180,625)	-0.13%
Interest on federal funds sold and short term investments	1	0.25%	1	0.24%		(102)	0.01%
Total interest income	$ 31,607	4.82%	$ 30,524	4.89%	$ 1,083	$ 125,697	-0.07%

The changes in average balance reveal the effects of two of the Company's strategic business decisions. The Company's primary focus is organic growth of multifamily and commercial real estate loans. The average balance of loans increased $339.3 million over the periods. On a linked quarter basis (December 31, 2012 versus September 30, 2012), the average balance of loans grew $98.2 million. The growth was primarily achieved through originations. Loan originations totaled $141.6 million for the three months ended December 31, 2012. The yield on the loan portfolio decreased 57 basis points for the quarter ended December 31, 2012 versus the comparable 2011 period. The decreased yield was primarily due to the impact of current market rates on new originations, refinancings, prepayments and repricings. The decrease would have been larger; however, prepayment penalties were higher in the 2012 period. Prepayment penalties are recognized as interest on loans. Prepayment penalties totaled $1.2 million in the 2012 period versus $387,000 in the 2011 period. Prepayment penalty provisions are incorporated into all of the Company's multifamily and commercial real estate loan documents. The penalties are intended to protect the Company from the prepayment of loans or provide the Company with compensation if the loan is prepaid. The current interest rate environment provides an economic incentive for many of our existing loans to refinance, despite the prepayment penalties. Prepayment penalties boosted annualized loan yield by 23 basis points in the 2012 period versus 9 basis points in the 2011 period. The second strategic business decision evidenced in the chart was the determination to no longer deploy the cash flows from the investment portfolio back into new investments. This decision impacted the periods subsequent to September 30, 2011 and was made because the Company determined that the risk/reward profiles of permissible securities no longer warranted additional investment. Consequently, the average balances of virtually all the investment related captions declined from 2011 to 2012. The only average balance caption that showed an increase was securities held to maturity and this was only due to required purchases of FHLB stock. The decision has aided overall yield on interest earning assets as the Company now has a lower percentage of its interest earning assets in lower yielding assets like mortgage backed securities ("MBS"), investment securities and federal funds sold. The limited decrease in yield on interest earnings assets that occurred in 2012 versus 2011 (7 basis points), despite a much lower interest rate environment, is partially attributable to this decision.

The components of interest income for the six months ended December 31, 2012 and 2011, changed as follows:

	Six Months Ended December 31				Increase / (decrease)
	2012		2011			Average
	$	Yield	$	Yield	$	Balance	Yield
	(dollars in thousands)
Interest on mortgage loans	$ 58,161	5.62%	$ 52,865	6.06%	$ 5,296	$ 324,415	-0.44%
Interest on securities HTM and dividends on FHLB stock	844	4.20%	580	3.75%	264	9,277	0.45%
Interest on securities AFS	132	1.64%	686	1.96%	(554)	(54,117)	-0.32%
Interest on MBS HTM	459	2.60%	475	2.62%	(16)	(920)	-0.02%
Interest on MBS AFS	3,831	1.75%	5,634	1.96%	(1,803)	(136,694)	-0.21%
Interest on federal funds sold and short term investments	2	0.25%	30	0.29%	(28)	(19,066)	-0.04%
Total interest income	$ 63,429	4.88%	$ 60,270	4.87%	$ 3,187	$ 122,895	0.01%

The explanations for changes described above for the three month period are also applicable to the six month period. Loan originations for the six months ended December 31, 2012 totaled $359.6 million. Prepayment penalties totaled $2.6 million in the 2012 period versus $485,000 in the 2011 period, and boosted annualized loan yield by 25 basis points in the 2012 period versus 6 basis points in the 2011 period.

Total Interest Expense.

The components of interest expense for the three months ended December 31, 2012 and 2011, changed as follows:

	Three Months Ended December 31				Increase / (decrease)
	2012		2011			Average
	$	Cost	$	Cost	$	Balance	Cost
	(dollars in thousands)
Savings deposits	$ 97	0.28%	$ 160	0.41%	$ (63)	$ (16,590)	-0.13%
Money market	550	0.49%	677	0.72%	(127)	71,682	-0.23%
Checking accounts	138	0.22%	214	0.42%	(76)	44,660	-0.20%
Time deposits	1,350	1.04%	2,241	1.39%	(891)	(123,846)	-0.35%
Total deposits	2,135	0.63%	3,292	0.95%	(1,157)	(24,094)	-0.32%
Borrowings	5,401	2.62%	5,195	3.12%	206	158,453	-0.50%
Total interest expense	$ 7,536	1.38%	$ 8,487	1.66%	$ (951)	$ 134,359	-0.28%

The Company continued its strategic objective of increasing core deposits. However, increases in core account balances have been offset by decreases in time deposits. Overall deposit growth has not met management's expectations. The Company has managed deposit costs with a priority on profitability. Deposits costs are compared to alternate sources of funds and priced accordingly. This approach has contributed to increased income but has negatively impacted overall deposit growth and caused an increased reliance on borrowings. Management is considering adjustments to this strategy with a goal of increasing deposits, although such strategies may negatively impact costs. The average cost of interest bearing deposits decreased 32 basis points over the periods. On a linked quarter basis, the average cost of interest bearing deposits decreased 5 basis points. The average balance of borrowings increased significantly ($158.5 million) over the period while the cost decreased significantly (50 basis points). Overnight and other short term borrowings totaled $285.0 million at December 31, 2012. These borrowings had a very low cost associated with them and the rate of interest on these borrowings is expected to remain low for the foreseeable future. However, the Company is aware of the risk inherent in short term borrowings. As discussed in prior public filings, the Company has taken steps to mitigate the risk associated with its borrowing position. The Company is poised to deploy additional strategies to mitigate this risk and is regularly analyzing the most opportune time to deploy such strategies. The aforementioned goal of increasing deposits, if achieved, will also reduce the short term borrowing level.

The components of interest expense for the six months ended December 31, 2012 and 2011, changed as follows:

	Six Months Ended December 31				Increase / (decrease)
	2012		2011			Average
	$	Cost	$	Cost	$	Balance	Cost
	(dollars in thousands)
Savings deposits	$ 195	0.28%	$ 371	0.48%	$ (176)	$ (16,002)	-0.20%
Money market	1,109	0.50%	1,517	0.79%	(408)	63,022	-0.29%
Checking accounts	273	0.22%	426	0.45%	(153)	54,555	-0.23%
Time deposits	2,892	1.08%	4,661	1.42%	(1,769)	(120,110)	-0.34%
Total deposits	4,469	0.66%	6,975	1.01%	(2,506)	(18,535)	-0.35%
Borrowings	10,699	2.71%	10,271	3.43%	428	190,269	-0.72%
Total interest expense	$ 15,168	1.41%	$ 17,246	1.74%	$ (2,078)	$ 171,734	-0.33%

The explanations for changes described above for the three month period are also applicable to the six month period.

Net Interest Income Before Provision for Loan Losses. Net interest income increased by $2.0 million, or 9.2%, to $24.1 million for the three months ended December 31, 2012, from $22.0 million for the three months ended December 31, 2011. Net interest income increased by $5.2 million, or 12.2%, to $48.3 million for the six months ended December 31, 2012, from $43.0 million for the six months ended December 31, 2011. The Company's net interest income, spread and margin over the period are detailed in the chart below.

	Net Interest
	Income Before
Quarter Ended	Provision	Spread	Margin
(dollars in thousands)
December 31, 2012	$ 24,071	3.44%	3.67%
September 30, 2012	24,190	3.50%	3.76%
June 30, 2012	23,335	3.40%	3.66%
March 31, 2012	22,298	3.30%	3.58%
December 31, 2011	22,037	3.23%	3.53%
September 30, 2011	20,987	3.02%	3.42%

The Company's spread and margin increased steadily over the 2012 fiscal year. That expansion had continued into the first quarter of the current fiscal year but retreated somewhat in the current quarter. As previously stated, the Company expects that its spread and margin will remain under pressure in the current interest rate environment due to several factors, including: rates on new loan originations and investment purchases; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; limited ability to further reduce deposit and borrowing costs; promotional interest costs to attract new deposit customers and increases in borrowing costs which may be necessary to reduce interest rate risk.   The Company has been able to largely offset these pressures. Several factors have contributed to this result. One such factor has been the utilization of short term borrowings. In the recent rate environment, such borrowings have a very low cost which contributed to the increased spread, margin and net interest income. The shifting of assets out of investments and into higher yielding loans also contributed to increased spread, margin and net interest income. In addition, the Company has been able to lower the cost of overall deposits.  The Company believes that the most effective means for it to offset the impact of decreased spread and margin is loan growth, through quality loan originations. The Company has been able to achieve quality loan growth and continuation of this occurrence remains one of its strategic goals. The Company's largest interest rate risk exposure is to a flat or inverted yield curve

A component of the strong performance of the spread, margin and net interest income has been prepayment penalties (discussed in Total Interest Income). The prepayment penalties boosted the spread and margin for the quarter ended December 31, 2012 by 18 basis points each. The penalty income also boosted the September 30, 2012 quarterly spread and margin by 21 and 22 basis points, respectively and the June 30, 2012 quarterly spread and margin by 10 basis points each.

The Company's net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $486,000 and $1.3 million for the three and six months ended December 31, 2012, respectively, and $322,000 and $650,000 for the three and six months ended December 31, 2011, respectively.

Provision for Loan Losses.  The Company recorded provisions for loan losses of $1.5 million for the three months ended December 31, 2012 as compared to $2.0 million for the three months ended December 31, 2011. The Company recorded provisions for loan losses of $3.0 million for the six months ended December 31, 2012 as compared to $5.5 million for the six months ended December 31, 2011. A rollforward of the allowance for loan losses for the three and six months ended December 31, 2012 and 2011 is presented below:

	Quarter ended		Six months ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Dollars in thousands)
Balance at beginning of period	$32,504	$27,540	$31,187	$26,514
Provisions charged to operations	1,500	2,000	3,000	5,500
Recoveries of loans previously charged off	116	--	117	--
Loans charged off	2,211	721	2,395	3,195
Balance at end of period	$31,909	$28,819	$31,909	$28,819

Allowance for loan losses to total loans	1.44%	1.55%	1.44%	1.55%
Net charge-offs (annualized) to average loans outstanding	0.40%	0.16%	0.22%	0.37%

The primary contributors to the current level of provision for loan losses are the delinquency and nonaccrual totals, changes in loan risk ratings, loan growth, charge-offs and economic factors.

Delinquency and non performing asset information is provided below:

	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
	(dollars in thousands)
Delinquency Totals
30 - 59 days past due	$ 8,169	$ 15,544	$ 13,783	$ 11,325	$ 12,823
60 - 89 days past due	7,005	7,363	8,555	7,900	7,939
Nonaccrual	29,401	26,275	18,342	18,715	18,244
Total	$ 44,575	$ 49,182	$ 40,680	$ 37,940	$ 39,006

Non Performing Asset Totals
Nonaccrual loans, per above	$ 29,401	$ 26,275	$ 18,342	$ 18,715	$ 18,244
Real Estate Owned	2,817	2,837	2,740	4,266	4,951
Total	$ 32,218	$ 29,112	$ 21,082	$ 22,981	$ 23,195

Nonaccrual loans to total loans	1.32%	1.22%	0.90%	0.96%	0.98%
Delinquent loans to total loans	2.01%	2.28%	2.00%	1.95%	2.10%
Non performing assets to total assets	1.15%	1.04%	0.78%	0.87%	0.89%

Total delinquent loans have decreased slightly from the September 30, 2012 total but, in management's opinion, remain at an elevated level.  Over the quarter, the notes regarding a construction loan relationship in which Oritani was a participant were sold. Oritani did not lend any funds to the purchaser. A charge off was incurred in conjunction with this sale which constituted the majority of the charge off total for the quarter. The bulk of the charge off total on this relationship was previously recognized as an impairment reserve. Despite this disposal, nonaccrual loans increased versus the September 31, 2012 total. Management has worked diligently to remedy these matters. As detailed below, some progress did occur over the quarter although full resolution has not yet occurred.

At December 31, 2012, there are nine nonaccrual loans with balances greater than $1.0 million. These loans are discussed below:

  A $3.2 million construction loan for a luxury home in Morris County, New Jersey. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of December 31, 2012, primarily due to a low estimated loan to value. The loan had paid as agreed, but the collateral for the loan remained unsold upon maturity. The borrower was unwilling to agree to the terms required by the Company to extend the loan.   The Company initiated foreclosure proceedings and the borrower stopped making interest payments. The borrower had tentatively indicated a willingness to consent to the extension terms required by the Company. An extension did not occur by December 31, 2012, as was originally expected by the Company.  However, a resolution acceptable to the Company was verbally agreed to by the borrower in January, 2013.
  A $2.0 million mixed use building in Bergen County, New Jersey. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a charge off of $417,000 was previously recognized against this loan and an additional $400,000 charge off was recognized in the December 31, 2012 quarter.  The Company has agreed to a cash settlement from the borrower, in exchange for the release of his personal guarantee, and this payment is currently in escrow. The Company expected title to the property by December 31, 2012, but encountered delays. Foreclose proceedings are continuing in case title cannot be conveyed via deed in lieu of foreclosure.
  A $1.8 million construction loan for a luxury home in Morris County, New Jersey. The Company reached a settlement and forbearance agreement with the borrower on this matter during the quarter ended March 31, 2012. As part of the agreement, the borrower is completing the home with no additional funding from Oritani, which serves to further lower the loan to value on this loan. The loan is classified as a nonaccrual troubled debt restructuring ("TDR") as of December 31, 2012. As such, this loan is included in the nonaccrual loan total at December 31, 2012. However, the borrower has complied with all facets of the new agreement since its origination, including interest payments, and is fully current. The home is on schedule to be completed shortly, after which it will be marketed for sale.
  A $1.6 million residential loan on a single family residence in Bergen County, New Jersey. A foreclosure action was initiated when loan payments became delinquent. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $205,000 impairment reserve was established against this loan as of December 31, 2012.
  A $2.5 million construction loan on improved land in Somerset County, New Jersey. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of December 31, 2012. The loan matured in April, 2012 and the borrowers and the Company have been unable to agree on extension terms acceptable to the Company. Although all monthly payments continue to be made on the loan, the loan has been classified as nonaccrual and all payments received on the loan have been utilized to reduce principal exposure. In January, 2013, the borrowers notified the Company that they had a commitment from another financial institution and that the Company's loan would be paid in full from the proceeds of the new loan.
  A $1.1 million loan on a mixed use property in Bergen County, New Jersey. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $265,000 impairment reserve was established against this loan as of December 31, 2012. The loan initially exhibited delinquency approximately one year ago and legal action commenced at that time. Since that time, the borrower has not consistently made timely payments nor complied with a payment plan. A monetary judgment has been obtained against the guarantors and foreclosure proceedings continue.
  A $2.5 million loan on a multifamily property in New York City. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of December 31, 2012. There is a pending contract for sale of this property for $3.7 million. The closing is being delayed due to legal matters related to the seller.
  A $2.4 million loan on a warehouse/light industrial building in Bergen County, NJ. In accordance with the results of the impairment analysis for this loan, no reserve was required as of December 31, 2012. The borrower is deceased and his son is managing for the estate. The primary tenant was lost and the building was listed for sale. There had been an executed contract for sale for $3.9 million. Due to these circumstances, the estate no longer made payments. The premises were damaged by Hurricane Sandy and the purchaser terminated the contract. Repairs are being made to the building and all amounts are covered by insurance. Legal action by Oritani is proceeding.

There is one other loan greater than $1.0 million classified as nonaccrual at December 31, 2012 (with a balance of $1.5 million) which we are currently evaluating for impairment. The loan is classified as Substandard and carries a general reserve allocation consistent with our other Substandard loans at December 31, 2012.

There are twenty-one other multifamily/commercial real estate loans, totaling $7.7 million, classified as nonaccrual at December 31, 2012. The largest of these loans has a balance of $780,000.

There are ten other residential loans, totaling $3.4 million, classified as nonaccrual at December 31, 2012. The largest of these loans has a balance of $958,000.

Other Income. Other income decreased $33,000 to $887,000 for the three months ended December 31, 2012, from $920,000 for the three months ended December 31, 2011.  The decrease is primarily due to a $342,000 decrease on income from investments in joint ventures. As discussed in prior public releases, income is expected to be below historical levels for the remainder of the fiscal year. The reason primarily relates to one commercial property that incurred flood damage in 2011. Repairs on this property were extensive and the situation has caused changes in the tenant base. During the quarter ended December 31, 2012, the situation was exacerbated by negative adjustments to expected insurance reimbursements. An overall loss of $127,000 was incurred on investments in real estate joint ventures for the quarter ended December 31, 2012, primarily due to the results at the commercial property. The other significant change for the quarter was due to a $262,000 impairment charge for equity securities that was recognized in the 2011 period. A similar charge was not incurred in 2012.

Other income decreased $714,000 to $2.1 million for the six months ended December 31, 2012 from $2.8 million for the six months ended December 31, 2011. The six month period was also impacted by the issues described above regarding income from investments in joint ventures and net loss on sale and writedowns of securities. In addition, a net gain on sale of assets of $557,000 was realized in 2011. This net gain primarily pertained to the sale of a loan classified as held for sale. Gains on sale of assets totaled $44,000 in the 2012 period resulting in a decrease of $513,000 between the periods.

Operating Expenses. Operating expenses increased $443,000 to $9.5 million for the three months ended December 31, 2012, from $9.1 million for the three months ended December 31, 2011. The increase was primarily due to compensation, payroll taxes and fringe benefits, which increased $527,000 to $7.0 million for the three months ended December 31, 2012, from $6.4 million for the three months ended December 31, 2011.  The increase was primarily due to expenses associated with the Company's ESOP as increases in the trading price of Company's common stock caused increases in related ESOP expenses. There were also increases in direct compensation due to additional staffing and salary adjustments.

Operating expenses increased $1.5 million to $18.7 million for the six months ended December 31, 2012, from $17.3 million for the six months ended December 31, 2011. The increase was primarily due to compensation, payroll taxes and fringe benefits, which increased $1.8 million to $13.9 million for the six months ended December 31, 2012, from $12.0 million for the six months ended December 31, 2011.  The six month period was affected by the items described above for the three month period but also impacted by costs associated with stock based compensation. Stock awards and options were granted under the Company's 2011 Equity Incentive Plan ("the Equity Plan") on August 18, 2011. The 2011 period only contained 4.5 months of amortization of Equity Plan costs versus 6 months in the 2012 period.  Expenses associated with the Equity Plan were $710,000 greater in the 2012 period versus the 2011 period.

Income Tax Expense. Income tax expense for the three months ended December 31, 2012 was $5.2 million on pre-tax income of $14.0 million, resulting in an effective tax rate of 37.3%.  Income tax expense for the three months ended December 31, 2011 was $4.3 million on pre-tax income of $11.9 million, resulting in an effective tax rate of 35.9%.  Income tax expense for the six months ended December 31, 2012, was $10.7 million, due to pre-tax income of $28.6 million, resulting in an effective tax rate of 37.3%. For the six months ended December 31, 2011, income tax expense was $8.1 million, due to pre-tax income of $23.1 million, resulting in an effective tax rate of 35.2%.

Comparison of Financial Condition at December 31, 2012 and June 30, 2012

Total Assets.  Total assets increased $108.7 million, or 4.0%, to $2.81 billion at December 31, 2012, from $2.70 billion at June 30, 2012. The primary investing activity was in loans funded by increases in short term borrowings and cash flows from the investment portfolio.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $1.4 million to $10.1 million at December 31, 2012, from $11.4 million at June 30, 2012.

Net Loans. Loans, net increased $189.3 million, or 9.5%, to $2.18 billion at December 31, 2012, from $1.99 billion at June 30, 2012. The Company continues its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations totaled $359.6 million for the six months ended December 31, 2012 versus $262.1 million for the six months ended December 31, 2011.

Mortgage-backed Securities Available For Sale. Mortgage-backed securities AFS decreased $85.5 million to $388.4 million at December 31, 2012, from $473.9 million at June 30, 2012.

Deposits. Deposits decreased $38.0 million, or 2.7%, to $1.35 billion at December 31, 2012, from $1.39 billion at June 30, 2012. Growth in core deposit accounts was offset by outflows of time deposits.

Borrowings. Borrowings increased $147.7 million, or 19.8%, to $893.6 million at December 31, 2012, from $745.9 million at June 30, 2012.

Stockholders' Equity. Stockholders' equity decreased $4.5 million to $506.2 million at December 31, 2012, from $510.7 million at June 30, 2012.  The decrease was primarily the result of dividends, including a $0.40 special dividend paid in December, 2012, partially offset by net income. Based on our December 31, 2012 closing price of $15.32 per share, the Company stock was trading at 137.4% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as  "may,"  "will,"  "believe,"  "expect," "estimate,"  "anticipate,"  "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity and other factors discussed in the periodic reports filed by the Company with the Securities and Exchange Commission.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,	June 30,
Assets	2012	2012
	(unaudited)
Cash on hand and in banks	$ 4,216	$ 4,016
Federal funds sold and short term investments	5,857	7,423
Cash and cash equivalents	10,073	11,439

Loans, net	2,182,162	1,992,817
Securities available for sale, at fair value	11,940	26,031
Mortgage-backed securities held to maturity, fair value of $35,808 and $37,648 at December 31, 2012 and June 30, 2012, respectively	33,974	36,130
Mortgage-backed securities available for sale, at fair value	388,438	473,920
Bank Owned Life Insurance (at cash surrender value)	57,743	46,283
Federal Home Loan Bank of New York stock ("FHLB"), at cost	44,919	38,222
Accrued interest receivable	9,479	10,630
Investments in real estate joint ventures, net	5,525	5,441
Real estate held for investment	1,000	1,123
Real estate owned	2,817	2,740
Office properties and equipment, net	15,173	15,442
Deferred tax assets	27,341	25,570
Other assets	19,102	15,194
Total Assets	$ 2,809,686	$ 2,700,982

Liabilities
Deposits	$ 1,351,666	$ 1,389,706
Borrowings	893,578	745,865
Advance payments by borrowers for taxes and insurance	15,932	15,217
Official checks outstanding	6,254	3,852
Other liabilities	36,094	35,633
Total liabilities	2,303,524	2,190,273

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,245,065 shares issued and 45,381,531 shares outstanding at December 31, 2012; 56,245,065 shares issued and 45,198,765 shares outstanding at June 30, 2012.	562	562
Additional paid-in capital	496,283	495,704
Unallocated common stock held by the employee stock ownership plan	(26,522)	(27,582)
Restricted Stock Awards	(15,900)	(19,146)
Treasury stock, at cost; 10,863,534 shares at December 31, 2012 and 11,046,300 shares at June 30, 2012	(141,278)	(143,469)
Retained income	188,697	200,718
Accumulated other comprehensive income, net of tax	4,320	3,922
Total stockholders' equity	506,162	510,709
Total Liabilities and Stockholders' Equity	$ 2,809,686	$ 2,700,982

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Statements of Operations
Three and Six Months Ended December 31, 2012 and 2011

	Three months ended		Six months ended
	December 31,		December 31,
	2012	2011	2012	2011
	unaudited
Interest income:	(in thousands, except per share data)
Mortgage loans	$ 29,079	$ 26,936	$ 58,161	$ 52,865
Dividends on FHLB stock	437	281	844	580
Securities available for sale	58	304	132	686
Mortgage-backed securities held to maturity	225	226	459	475
Mortgage-backed securities available for sale	1,807	2,776	3,831	5,634
Federal funds sold and short term investments	1	1	2	30
Total interest income	31,607	30,524	63,429	60,270

Interest expense:
Deposits	2,135	3,292	4,469	6,975
Borrowings	5,401	5,195	10,699	10,271
Total interest expense	7,536	8,487	15,168	17,246

Net interest income before provision for loan losses	24,071	22,037	48,261	43,024

Provision for loan losses	1,500	2,000	3,000	5,500
Net interest income	22,571	20,037	45,261	37,524

Other income:
Service charges	206	285	450	612
Real estate operations, net	256	236	626	586
Net (loss) income from investments in real estate joint ventures	(127)	215	12	416
Bank-owned life insurance	455	400	860	804
Net gain (loss) on sale of assets	36	(12)	44	557
Net loss on sale of and write down of securities	—	(262)	—	(262)
Other income	61	58	120	113
Total other income	887	920	2,112	2,826

Other expenses:
Compensation, payroll taxes and fringe benefits	6,973	6,446	13,881	12,034
Advertising	90	118	180	270
Office occupancy and equipment expense	700	672	1,382	1,278
Data processing service fees	400	360	807	675
Federal insurance premiums	331	329	601	616
Real estate owned operations	58	184	110	548
Other expenses	954	954	1,778	1,831
Total other expenses	9,506	9,063	18,739	17,252

Income before income tax expense	13,952	11,894	28,634	23,098
Income tax expense	5,206	4,268	10,677	8,137
Net income	$ 8,746	$ 7,626	$ 17,957	$ 14,961

Income per basic common share	$ 0.21	$ 0.18	$ 0.43	$ 0.33
Income per diluted common share	$ 0.20	$ 0.18	$ 0.42	$ 0.32

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	December 31, 2012			December 31, 2011
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,117,712	$ 29,079	5.49%	$ 1,778,394	$ 26,936	6.06%
Federal Home Loan Bank Stock	41,836	437	4.18%	34,039	281	3.30%
Securities available for sale	11,934	58	1.94%	52,006	304	2.34%
Mortgage backed securities held to maturity	34,869	225	2.58%	35,488	226	2.55%
Mortgage backed securities available for sale	414,692	1,807	1.74%	595,317	2,776	1.87%
Federal funds sold and short term investments	1,573	1	0.25%	1,675	1	0.24%
Total interest-earning assets	2,622,616	31,607	4.82%	2,496,919	30,524	4.89%
Non-interest-earning assets	133,044			107,492
Total assets	$ 2,755,660			$ 2,604,411

Interest-bearing liabilities:
Savings deposits	137,876	97	0.28%	154,466	160	0.41%
Money market	448,852	550	0.49%	377,170	677	0.72%
Checking accounts	247,570	138	0.22%	202,910	214	0.42%
Time deposits	520,796	1,350	1.04%	644,642	2,241	1.39%
Total deposits	1,355,095	2,135	0.63%	1,379,188	3,292	0.95%
Borrowings	825,163	5,401	2.62%	666,710	5,195	3.12%
Total interest-bearing liabilities	2,180,258	7,536	1.38%	2,045,898	8,487	1.66%
Non-interest-bearing liabilities	57,939			49,214
Total liabilities	2,238,197			2,095,112
Stockholders' equity	517,463			509,299
Total liabilities and stockholders' equity	$ 2,755,660			$ 2,604,411

Net interest income		$ 24,071			$ 22,037
Net interest rate spread (2)			3.44%			3.23%
Net interest-earning assets (3)	$ 442,358			$ 451,021
Net interest margin (4)			3.67%			3.53%
Average of interest-earning assets to interest-bearing liabilities			120.29%			122.05%

(1) Includes nonaccrual loans.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

	Average Balance Sheet and Yield/Rate Information
	For the Six Months Ended (unaudited)
	December 31, 2012			December 31, 2011

	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,068,595	$ 58,161	5.62%	$ 1,744,180	$ 52,865	6.06%
Federal Home Loan Bank Stock	40,210	844	4.20%	30,933	580	3.75%
Securities available for sale	16,056	132	1.64%	70,173	686	1.96%
Mortgage backed securities held to maturity	35,349	459	2.60%	36,269	475	2.62%
Mortgage backed securities available for sale	436,818	3,831	1.75%	573,512	5,634	1.96%
Federal funds sold and short term investments	1,584	2	0.25%	20,650	30	0.29%
Total interest-earning assets	2,598,612	63,429	4.88%	2,475,717	60,270	4.87%
Non-interest-earning assets	128,022			107,976
Total assets	$ 2,726,634			$ 2,583,693

Interest-bearing liabilities:
Savings deposits	137,929	195	0.28%	153,931	371	0.48%
Money market	446,129	1,109	0.50%	383,107	1,517	0.79%
Checking accounts	243,894	273	0.22%	189,339	426	0.45%
Time deposits	536,470	2,892	1.08%	656,580	4,661	1.42%
Total deposits	1,364,421	4,469	0.66%	1,382,957	6,975	1.01%
Borrowings	789,192	10,699	2.71%	598,923	10,271	3.43%
Total interest-bearing liabilities	2,153,613	15,168	1.41%	1,981,880	17,246	1.74%
Non-interest-bearing liabilities	56,666			49,845
Total liabilities	2,210,279			2,031,725
Stockholders' equity	516,355			551,968
Total liabilities and stockholder's equity	$ 2,726,634			$ 2,583,693

Net interest income		$ 48,261			$ 43,024
Net interest rate spread (2)			3.47%			3.13%
Net interest-earning assets (3)	$ 444,999			$ 493,837
Net interest margin (4)			3.71%			3.48%
Average of interest-earning assets to interest-bearing liabilities			120.66%			124.92%

(1) Includes nonaccrual loans.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: For further information contact:
         Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400